UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CURO Group Holdings Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3527 North Ridge Road

Wichita, Kansas 67205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD April 24, 2018

The 2018 annual meeting of stockholders (the “Annual Meeting”) of CURO Group Holdings Corp. (“we,” “us,” “our” or, the “Company”) will be held at the Hyatt Regency Wichita, 400 W. Waterman St., Wichita, KS 67202, on Tuesday, April 24, 2018 at 8:30 a.m., Central Time, to vote on the following matters:

Proposal 1:	the election of two directors identified in the accompanying proxy statement to serve three-year terms expiring at the 2021 annual meeting of stockholders;

Proposal 2:	ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our 2018 fiscal year;

and to transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our board of directors (our “Board”) has fixed the close of business on March 9, 2018 as the record date for determining holders of record (“Stockholders”) of our common stock, par value $0.001 per share (“Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all Stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

Don Gayhardt

President and Chief Executive Officer

Wichita, Kansas

April 4, 2018

CURO GROUP HOLDINGS CORP.

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

3527 North Ridge Road

Wichita, Kansas 67205

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our board of directors (our “Board”) for use at our 2018 annual meeting of stockholders (the “Annual Meeting”), to be held at the Hyatt Regency Wichita, 400 W. Waterman St., Wichita, KS 67202, at 8:30 a.m., Central Time, on Tuesday, April 24, 2018, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is (316) 722-3801, and our mailing address is 3527 North Ridge Road, Wichita, KS 67205. Our website address is www.curo.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms “we,” “us,” “our,” the “Company” or “CURO” refer to CURO Group Holdings Corp. and, unless the context requires otherwise, its subsidiaries.

The Company’s annual report to stockholders (our “Annual Report”) for the fiscal year ended December 31, 2017, which includes the Company’s fiscal 2017 audited consolidated financial statements, accompanies this proxy statement. Although our Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these materials?

These materials are being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a Stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	this proxy statement; and

•	our Annual Report.

What am I voting on?

Our Board is soliciting your vote for:

•	Proposal 1: the election of two directors to serve three-year terms expiring at the 2021 annual meeting of stockholders; and

•	Proposal 2: ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our 2018 fiscal year.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of two directors to serve three-year terms expiring at the 2021 annual meeting of stockholders (Proposal 1); and

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our 2018 fiscal year (Proposal 2).

How can I get electronic access to the proxy materials?

You may obtain a free copy of this proxy statement and other relevant documents that we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov or www.amstock.com/corporate_proxy1.asp or by contacting our transfer agent, American Stock Transfer & Trust Company, LLC (in such capacity, our “Transfer Agent”) by telephone at (800) 937-5449 or by email at help@astfinancial.com. You may to elect to receive future proxy materials electronically by email at www.amstock.com/corporate_proxy1.asp, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on March 9, 2018 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How many votes do I have?

On the record date, there were 45,561,419 shares of Common Stock outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock held as of the record date.

We refer to the total number of votes represented by our outstanding Common Stock as our total voting power. As of the record date, our Stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Common Stock as a holder of record and as a beneficial owner?

•	Common Stock of Record. If your Common Stock is registered directly in your name with our Transfer Agent, you are considered the Stockholder of record of those shares of Common Stock, and the proxy materials were sent directly to you.

•	Beneficial Owner of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the proxy materials were sent either directly to you or were forwarded to you by your nominee. The nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

A majority of our voting power outstanding on the record date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your Common Stock will be counted for purposes of determining the presence of a quorum (whether representing votes “for”, “against”, “withheld” or “abstained” or “broker non-votes”) if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	On the Internet. You may vote by proxy on the Internet by following the instructions on the voting instruction form.

•	By telephone. You may vote by proxy on the telephone by following the instructions on the voting instruction form or by calling the toll-free number on the proxy card.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m., Eastern Time, on April 23, 2018 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. If you received printed copies of the proxy materials by mail, you may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you received printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 11:59 p.m., Eastern Time, on April 23, 2018 to be counted.

Who will serve as Inspector of Elections?

A representative from the American Stock Transfer & Trust Company, LLC will serve as our inspector of elections (in such capacity, the “Inspector of Elections”).

What happens if I do not give specific voting instructions?

•	Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Common Stock in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

•	Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Common Stock on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This is generally referred to as a broker non-vote. When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Common Stock by carefully following the instructions on the voting instruction form.

Which proposals are considered routine or non-routine?

•	Proposal 2 (ratification of the appointment of Grant Thornton LLP) is a proposal we believe is routine.

•	Proposal 1 (election of directors) is a proposal we believe is non-routine.

What happens if other business is transacted at the Annual Meeting?

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1	Election of two directors for a three-year term to expire at the 2021 annual meeting of stockholders.

In an uncontested election, each director must be elected by an affirmative majority of the votes cast. This means the number of votes cast by Stockholders FOR the director must exceed the number of votes cast as WITHHOLD for the director. In a contested election, each director must be elected by a plurality of the votes cast. This means the two nominees who receive the greatest number of FOR votes will be elected. Abstentions and broker non-votes have no effect on the vote for this proposal.

Proposal 2	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our 2018 fiscal year.	This proposal must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote. This means that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal.

What happens if a director does not receive a majority of the votes cast?

If a director does not receive a majority of the votes cast, he or she is required to promptly tender his or her resignation to the Board. The nominating and corporate governance committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board shall act on the tendered resignation, taking into account the nominating and corporate governance committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The nominating and corporate governance committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the nominating and corporate governance committee or the decision of the Board with respect to his or her resignation. If such director’s resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our certificate of incorporation (as amended through the date hereof, our “Certificate of Incorporation”).

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

How will my proxy be voted?

Common Stock represented by a properly executed proxy (in paper form, by Internet or telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. David Strano and Vin Thomas are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Common Stock at the Annual Meeting. All Common Stock represented by a properly executed proxy on which no choice is specified will be voted:

•	FOR the election of the two directors named in this proxy statement for a three-year term to expire at the 2021 annual meeting of stockholders; and

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our 2018 fiscal year.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

Will members of the Board attend the Annual Meeting?

Pursuant to our Corporate Governance Guidelines, directors are encouraged, but not required, to attend our annual stockholder meetings in person or by telephone or other electronic means. Those who do attend will be available to answer appropriate questions from Stockholders.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We have retained Georgeson LLC to assist in soliciting proxies for a fee of $11,000, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Do I have dissenters’ rights of appraisal?

The Delaware General Corporation Law does not provide dissenters’ rights of appraisal to the Stockholders in connection with any proposal described in this proxy statement.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement or if you need directions to or special assistance at the Annual Meeting, please contact our Secretary at: (316) 722-3801 or by mail at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205. In addition, information regarding the Annual Meeting is available via the Internet at the website www.amstock.com/corporate_proxy1.asp.

HOUSEHOLDING OF PROXY MATERIALS

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials may have been sent to multiple Stockholders in your household. To obtain a separate copy of the proxy materials, contact our Secretary at: (316) 722-3801 or by mail at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Common Stock, you may contact Broadridge Financial Solutions Inc. (“Broadridge”) either by calling toll-free at: (800) 542-1061, or by writing Broadridge at Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Stockholder Proposals and Communications with our Board

Proposals

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that we must receive stockholders’ proposals intended for presentation at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) by December 5, 2018 to be eligible for inclusion in the Company’s proxy statement for the 2019 Annual Meeting. For other business (other than director nominations) to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice relating to business proposed to be conducted at the 2019 Annual Meeting shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting. In the event that the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, a stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the first anniversary of the Annual Meeting or, if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date thereof, the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made.

Director Nominations

Our nominating and corporate governance committee will consider candidates for directors recommended by stockholders owning at least one percent (1%) of the fully diluted capitalization of CURO continuously for at least 12 months prior to the date of the submission of such stockholders’ recommendation. Our nominating and corporate governance committee will evaluate such recommendations in the same manner as candidates recommended from other sources. Stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter to our Secretary at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our Board, information regarding any relationships between the candidate and CURO and evidence of the recommending stockholder’s ownership of our Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership to the Board. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors, including issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

A stockholder can nominate a candidate directly for election to our Board by complying with the procedures in Article VIII, Section 3 of our bylaws (as amended through the date hereof, our “Bylaws”) and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in our Bylaws on nominations by stockholders. To be timely, a stockholder’s notice relating to nominations to be made at the 2019 Annual Meeting shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting. In the event that the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, a stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the first anniversary of the Annual Meeting or, if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date thereof, the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made.

The notice must state the information required by Article VIII, Section 3 of our Bylaws and otherwise must comply with applicable federal and state law.

Communication with the Board

In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our Chief Legal Officer at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205. Our Chief Legal Officer or Legal Department will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications to the appropriate member(s) of the Board consistent with the instructions provided by each such member of the Board to the Chief Legal Officer with respect to how he or she would like such direct communications to him or her to be handled. Our Chief Legal Officer or Legal Department may decide in the exercise of its judgment whether a response to any stockholder communication is necessary and shall provide a report to the nominating and corporate governance committee on a quarterly basis of any stockholder communications received to which the Chief Legal Officer or Legal Department has responded. This procedure does not apply to communications to non-management directors from officers or directors of CURO who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

STRUCTURE AND FUNCTIONING OF THE BOARD

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Corporate Governance Guidelines; the charters of our audit committee and nominating and corporate governance committee; and our Code of Business Conduct and Ethics, among others. Our committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Investor Relations page of our website at ir.curo.com.

We are committed to maintaining effective corporate governance guidelines designed to ensure that the Board is actively engaged in the proper performance of its oversight function.

Corporate Governance Structure and Function

Our Certificate of Incorporation provides that the number of directors which shall constitute the entire Board shall be fixed by resolution adopted from time to time by the affirmative vote of the majority of the Board. Our Board consists of eight persons, and is classified into three separate classes of directors. One class of directors will be elected at each annual meeting of stockholders for a term of three (3) years. At the Annual Meeting, Stockholders will elect two (2) members of the Board, each of whom will serve as Class I directors, to hold office until our 2021 annual meeting of stockholders.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs.

Directors are encouraged to have direct dialogue with our management and internal audit manager and internal audit team and may request attendance by management, the internal audit manager and internal audit team, and our external auditors at Board and committee meetings.

We provide directors with materials such as our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to a meeting.

The Company facilitates the continuing education of directors to assist them in maintaining currency with the Company’s business and operations.

Director Independence

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”). Under the rules of the NYSE, independent directors must comprise a majority of our Board within a specified period following the completion of our initial public offering (our “IPO”). In addition, the rules of the NYSE require that, subject to specified exceptions, each member of our audit, compensation, and nominating and corporate governance committees must be independent within a specified period following the completion of our IPO. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of our audit committee may not, other than in his or her capacity as a member of our audit committee, our Board, or any other committee of our Board: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of the Company or any of our subsidiaries. Each member of our compensation committee must also qualify as a “non-employee director,” as defined in Rule 16b-3 under the Exchange Act, and as an “outside director,” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Board has determined that none of Andrew Frawley, Chris Masto, Dale E. Williams and Karen Winterhof, representing four (4) of our eight (8) directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. Our Board also determined that each of Messrs. Williams (chair) and Frawley, who comprise our audit committee, Messrs. Frawley (chair) and Masto, who comprise our compensation committee, and Messrs. Masto (chair) and Williams, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by the rules of the NYSE and applicable SEC rules. In making these determinations, our Board considered the relationships that each non-employee director has with CURO and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including the members of the Board eligible for re-election, our nominating and corporate governance committee will consider the current size, composition and needs of the Board and its respective committees, including, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Our nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to our success; and (v) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our nominating and corporate governance committee determines that an additional or replacement director is required, it may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, the Board or management. Our nominating and corporate governance committee also may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board. After our nominating and corporate governance committee makes its recommendations to the Board, the Board will have final authority on determining the selection of those director candidates for nomination to the Board.

Director Meeting Attendance

Our Board held 16 meetings during 2017. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. During 2017 each director attended at least 75% of the aggregate of (i) the total number of meetings of our

Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.

Our Corporate Governance Guidelines provide that directors are encouraged to attend our annual stockholder meetings in person or by telephone or other electronic means.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our nominating and corporate governance committee will annually assess the functioning of the Board and its committees. The audit committee, the compensation committee and the nominating and corporate governance committee will each complete an annual self-evaluation pursuant to its respective committee charter. The results are collected and analyzed and used to identify and implement improvements in our governance processes.

Board Committees

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dale E. Williams*	Andrew Frawley*	Chris Masto*
Andrew Frawley	Chris Masto	Chad Faulkner
Karen Winterhof	Doug Rippel	Dale E. Williams

*	Chairperson

The chairperson of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Executive Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit Committee

The audit committee consists of Messrs. Williams and Frawley and Ms. Winterhof. Rule 10A-3 under the Exchange Act and the NYSE rules require us to have one independent audit committee member upon the listing of our Common Stock, a majority of independent directors on our audit committee within 90 days of the date of our Rule 424(b)(5) Prospectus filed with the SEC in connection with our IPO and an audit committee composed entirely of independent directors within one year of such date. Our Board has affirmatively determined that each of Messrs. Williams and Frawley meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the NYSE rules. We intend to comply with the other independence requirements within the time periods specified. We have identified Mr. Williams as our “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The audit committee adopted a written charter that, among other things, specifies the scope of its rights and responsibilities and satisfies the applicable standards of the SEC and the NYSE. The charter of the audit committee is available on the Investor Relations page of our website. Our audit committee, which functioned under a separate charter until December 7, 2017, met four times during 2017. The responsibilities of our audit committee include, among other things:

•	appointing, as well as reviewing and approving the compensation, retention and termination of, the independent registered public accounting firm engaged to audit our financial statements;

•	helping to ensure the independence of and overseeing the performance of the independent registered public accounting firm;

•	reviewing and pre-approving audit and non-audit services and fees;

•	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding disclosure controls and procedures;

•	preparing the audit committee report that the SEC requires be included in an annual proxy statement;

•	assisting the Board in overseeing our internal audit function;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing and overseeing related-party transactions; and

•	establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters, or federal and state rules and regulations, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The compensation committee is responsible for, among other things, determining the compensation of our executive officers, reviewing our executive compensation policies and plans, administering and implementing our equity compensation plans, and preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

The compensation committee consists of Messrs. Frawley, Rippel and Masto. Rule 10C-1 under the Exchange Act and the NYSE rules require us to have one independent compensation committee member within five business days from the date of the listing of our Common Stock, a majority of independent directors on our compensation committee within 90 days of such date and a compensation committee composed entirely of independent directors within one year of such date. We intend to comply with the other independence requirements within the time periods specified. Our Board has affirmatively determined that each of Messrs. Frawley and Masto meets the definition of “independent director” for purposes of serving on a compensation committee under Rule 10C-1 under the Exchange Act and the NYSE rules, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an outside director as defined in Section 162(m) of the Code. The compensation committee adopted a written charter that, among other things, specifies the scope of its rights and responsibilities and satisfies the applicable standards of the SEC and the NYSE. The charter of the compensation committee is available on the Investor Relations page of our website. Our compensation committee was established on December 7, 2017, and did not meet during 2017. The responsibilities of our compensation committee includes, among other things:

•	overseeing our overall compensation philosophy, compensation policies, compensation plans and benefit programs;

•	reviewing and approving for our executive officers: the annual base salary, annual incentive compensation (including the specific goals and amounts), equity compensation, employment agreements, severance or termination agreements, change in control arrangements and any other benefits, compensation or arrangements; and

•	reviewing and making recommendations to our Board with respect to employee compensation and benefit plans generally.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for, among other things, reviewing board structure, composition and practices, and making recommendations on these matters to our Board, reviewing, soliciting and making recommendations to our Board and stockholders with respect to candidates for election to the Board, overseeing our Board performance and self-evaluation process, reviewing the compensation payable to members of our Board and its committees and providing recommendations to our Board in regard thereto, and developing and reviewing a set of corporate governance principles.

The nominating and corporate governance committee consists of Messrs. Masto, Williams and Faulkner. The NYSE rules require us to have one independent nominating and corporate governance committee member within five business days from the date of the listing of our Common Stock, a majority of independent directors on our nominating and corporate governance committee within 90 days of such date and a nominating and corporate governance committee composed entirely of independent directors within one year of such date. We intend to comply with the other independence requirements within the time periods specified. Our Board has affirmatively determined that each of Messrs. Williams and Masto meets the definition of “independent director” for purposes of serving on a nominating and corporate governance committee under the NYSE rules. The nominating and corporate governance committee adopted a written charter that, among other things, specifies the scope of its rights and responsibilities and satisfies the applicable standards of the SEC and the NYSE. The charter of the nominating and corporate governance committee is available on the Investor Relations page of our website. The nominating and corporate governance committee was formed on December 7, 2017, and did not meet during 2017.

Board Leadership Structure

Our Board includes our Chief Executive Officer. Our Executive Chairman is not an officer or employee of the Company. Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. The Board will discuss and consider the matter from time to time as circumstances change and, subject to our Bylaws, will have the flexibility to modify the structure of our Board as it deems appropriate.

Compensation Committee Interlocks and Insider Participations

None of the members of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

The Board’s Role in Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that maintaining an open line of communication with management is essential for effective risk management and oversight. Our Board meets with our President and Chief Executive

Officer and other members of the senior management team at quarterly meetings of our Board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

While our Board is ultimately responsible for risk oversight, our Board is assisted by its committees in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, the audit committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with disclosure controls and procedures and liquidity risk. The nominating and corporate governance committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with the organization, membership and structure of the Board as well as corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in any significant transactions.

PROPOSAL 1—PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by our Stockholders

The Board may establish the authorized number of directors from time to time by resolution. The Board currently consists of eight members. Our Certificate of Incorporation and Bylaws provide for a classified Board consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The class of each director is set forth in the table below:

Nominees	Class	Age	Year Elected Director	Current Term Expires	Expiration of Term for Which Nominated
Don Gayhardt	I	53	2012	2018	2021
Mike McKnight	I	51	1997	2018	2021

Other Directors
Chad Faulkner	II	50	1997	2019	—
Andrew Frawley	II	55	2017	2019	—
Chris Masto	III	50	2008	2020	—
Doug Rippel	III	51	2008	2020	—
Dale E. Williams	III	55	2017	2020	—
Karen Winterhof	II	30	2016	2019	—

Nominees for Director

Don Gayhardt has served as the Company’s Chief Executive Officer since January 2012, as the Company’s President since July 2013 and on our Board since December 2012. Prior to joining the Company, Mr. Gayhardt served in various capacities at Dollar Financial Corp., (now known as DFC Global Corp.,) from 1990 to 2008, including President and a member of the board of directors from 1998 to 2008. During his time with Dollar, the company expanded from 60 stores to over 1,100 and revenue increased from $14 million to over $550 million. Since 2008, Mr. Gayhardt has been an investor and advisor to a number of finance, financial technology and retail businesses, and currently serves on the board of directors of Beneficial Bancorp Inc. (NASDAQ: BNCO). Mr. Gayhardt earned his Bachelor of Business Administration degree in Accounting from the University of Notre Dame.

Mike McKnight co-founded the Company and has served on our Board of Directors since 1997. From 1997 to 2008, Mr. McKnight served as Vice President of the Company. He was involved with the Company’s strategic direction and governmental affairs. He initially managed loan office operations, and then later directed the real estate, construction, media and marketing arms of the Company, utilizing his prior career as a radio advertising executive to build a successful advertising campaign. Mr. McKnight shares, together with Messrs. Rippel and Faulkner (collectively, the “Founder Holders”) 100% ownership of Ad Astra, with which we contract to provide third-party collection activities for our U.S. operations. Mr. McKnight also co-owns with the other Founder Holders certain real estate companies from which we lease some of our corporate stores and offices. From 2010 until 2014, Mr. McKnight served as the Managing Member of Gusto, LLC, a Domino’s Pizza franchisee in Kansas and Western Missouri. Since 2011, Mr. McKnight has served as a director of Gusto, LLC, Decorus Investments, LLC, and CDM Development, LLC, and has been a Partner of Tacoma Capital since 2016. Mr. McKnight earned a Bachelor of Science degree in Journalism from Kansas State University.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF DON GAYHARDT AND MICHAEL MCKNIGHT

Continuing Directors

Doug Rippel co-founded the Company and has served as our Executive Chairman of the Board since 2012. Mr. Rippel was our Chairman of the Board from 2008 to 2012, our Chief Executive Officer from 1997 to January 2012 and our Secretary and Treasurer from 1997 to 2008. As one of our founders, he has led the Company in its entire geographic and product expansion. Mr. Rippel serves as a director of several private companies. Mr. Rippel also serves as a director and officer of each of our wholly owned subsidiaries. Mr. Rippel shares, together with the other Founder Holders, 100% ownership of Ad Astra, with which we contract to provide third-party collection activities for our U.S. operations. Mr. Rippel also co-owns with the other Founder Holders certain real estate companies from which we lease some of our corporate stores and offices. Mr. Rippel has also served as the Chief Executive Officer of American First Finance since 2013. Mr. Rippel holds a Bachelor of Science degree in Electrical Engineering from Kansas State University and a Master of Business Administration from Wichita State University.

Chad Faulkner co-founded the Company and has served on our Board since 1997. Mr. Faulkner served as our President and Chief Operating Officer from 1997 to 2013. As one of our founders, he has led the Company in its entire geographic and product expansion. Mr. Faulkner serves as a director of several private companies. Mr. Faulkner also serves as a director of each of our wholly-owned subsidiaries. Most recently, Mr. Faulkner has served as Chief Executive Officer of Sports Academy since 2015. Mr. Faulkner shares, together with the other Founder Holders, 100% ownership of Ad Astra, with which we contract to provide third-party collection activities for our U.S. operations. Mr. Faulkner also co-owns with the other Founder Holders certain real estate companies from which we lease some of our corporate stores and offices. Mr. Faulkner holds a Bachelor of Science degree from Kansas State University and is a graduate of the Executive Program at the Anderson School of Business—University of California Los Angeles.

Chris Masto has served on our Board since 2008. Mr. Masto is Co-Founder and Senior Advisor at FFL Partners, a private equity firm, which he co-founded in 1997 and where, until 2017, he served as a Partner, member of the Investment Committee, and member of firm leadership. He transitioned to a Senior Advisor role in 2017. Prior to co-founding FFL Partners, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co. (NYSE: MS), where he worked as an investment banker. Mr. Masto also currently serves on the board of directors of Enjoy Beer LLC. He was previously a director of Tempur Sealy International, Inc. (NYSE: TPX) and Chairman of TriTech Software Systems. Mr. Masto graduated magna cum laude from Brown University with an Sc.B. in Electrical Engineering, and received an Master of Business Administration from Harvard Business School.

Karen Winterhof has served on our Board since March 2016. Ms. Winterhof currently serves as a Vice President with FFL Partners. Prior to joining FFL Partners in June 2015, Ms. Winterhof was an associate at Highbridge Principal Strategies from August 2013 to February 2015 in the Specialty Loan Fund, where she participated in evaluating and executing senior debt investments and had ongoing responsibilities with portfolio investments across a variety of industries. Prior to that, she was a private equity associate at Clayton, Dubilier & Rice in New York from July 2011 to July 2013. Ms. Winterhof also currently serves on the board of directors of Crisis Prevention Institute and Icynene. Ms. Winterhof received a Bachelor of Science in Engineering in Operations Research and Financial Engineering from Princeton University.

Andrew Frawley has served on our Board since December 2017. Mr. Frawley currently serves as the Chief Executive Officer of AJ Frawley & Associates LLC. Most recently, from December 2014 to September 2016, Mr. Frawley served as Chief Executive Officer of Epsilon, a segment of Alliance Data Systems Corporation (NYSE: ADS). Prior to that, he served as Epsilon’s President from January 2012 to December 2014 and as its President of Marketing Technology from January 2009 to December 2011. Mr. Frawley also currently serves on the board of directors of the Data & Marketing Association, and has been the Chairman of the board of directors of Cybba Inc. since September 2017. Mr. Frawley earned a Master of Business Administration from Babson College and a Bachelor of Science in Finance from The University of Maine.

Dale E. Williams has served on our Board since December 2017. From July 2003 to September 2015, Mr. Williams served as Executive Vice President and Chief Financial Officer of Tempur Sealy International, Inc. (NYSE: TPX). From 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International Inc. (NYSE: HON). From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company (NYSE: GE). Mr. Williams also currently serves on the board of directors of Intralink-Spine and Xooker, LLC. Mr. Williams received a Bachelor of Science in Finance from Indiana University.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for our 2018 fiscal year. Grant Thornton has confirmed to the audit committee that they are independent accountants with respect to us.

Our Board submits the audit committee’s appointment of our independent auditor for ratification by our stockholders at each annual meeting. Representatives of Grant Thornton will be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Grant Thornton for our fiscal years ended December 31, 2016 and 2017.

	2016	2017
	(In Thousands)
Audit Fees(1)	$623,008	$1,859,270
Audit-Related Fees(2)	$14,697	$16,035
Tax Fees(3)	$181,411	$314,602
All Other Fees(4)	$—	$—

Total Fees	$819,116	$2,189,907

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2017 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to our IPO.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In the fiscal year ended December 31, 2017, there were no other professional services provided by Grant Thornton that would have required our audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permitted Non-Audit and Tax Services of Independent Registered Public Accounting Firm

Our audit committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the audit committee that are detailed as to a particular class of service without consideration by the audit committee of the specific case-by-case services to be performed (“class pre-approval”). If a class of service has not received class pre-approval, the service will require specific pre-approval by the audit committee before it is provided by our independent registered public accountants. For the fiscal year ended December 31, 2017, 100% of the fees associated with the independent registered public accounting firm services were pre-approved by the audit committee.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm for our 2018 fiscal year, the audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CURO Group Holdings Corp. (the “Company”) specifically incorporates it by reference in such filing.

As members of the audit committee, we are responsible for overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. During the fiscal year ended December 31, 2017, the audit committee held four meetings, with and without management present.

The audit committee has established a telephone and Internet whistleblower hotline available to employees of the Company for the confidential and anonymous submission of suspected violations, including complaints regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations. The audit committee receives regular updates on submissions to the hotline.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Grant Thornton LLP, or Grant Thornton, the Company’s independent registered public accounting firm. The audit committee has discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The audit committee has received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence. In such discussions, the audit committee considered, among other things, the length of time the Grant Thornton audit partner and other staff have been on the engagement, and other relationships that may impact the firm’s objectivity and independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the Board:

Dale E. Williams (Chair)

Andrew Frawley

Karen Winterhof

DIRECTOR COMPENSATION

Non-Employee Director Annual Compensation Policy

Members of our Board received no cash compensation for services rendered as members of the Board prior to our IPO. On November 8, 2017, our Board approved a new compensation policy for our non-employee directors that became effective upon our IPO in December 2017. This compensation policy provides that each non-employee director will receive the following annual compensation for service on our Board:

Non-Employee Director Annual Compensation Policy
($)
Board Member Retainer	65,000
Audit Committee Member Retainer	10,000
Compensation Committee Member Retainer	9,000
Nominating and Corporate Governance Committee Member Retainer	7,500
Board Chair Retainer	40,000
Audit Committee Chair Retainer	15,000
Compensation Committee Chair Retainer	13,000
Nominating and Corporate Governance Committee Chair Retainer	10,000
Board Member Restricted Stock Unit Grant (Commencing in 2019)(1)	100,000

(1)	Commencing in 2019, each member of our Board will receive an annual award of restricted stock units following our annual meeting for such year. The annual restricted stock unit grant will represent the right to receive a number of shares of our Common Stock determined by dividing $100,000 by the closing price of our Common Stock (rounded down to the nearest whole share) on the date of the annual meeting, or if the closing price is not reported on such date, the closing price reported on the most recent date prior to the annual meeting. The award of restricted stock units will vest at the next annual meeting of our stockholders following the date of grant.

In addition, effective as of the date of our IPO, we granted each non-employee director an award of 14,285 restricted stock units, which had a grant date fair value of $200,000. Taking into consideration the equity awards we made in connection with our IPO, members of our Board are not expected to receive an annual restricted stock unit grant during 2018. The restricted stock unit grants made to our non-employee directors in connection with our IPO will vest in two equal installments, with the first such installment vesting at our annual meeting to be held in 2018 and the second such installment vesting at our annual meeting to be held in 2019, in each case, subject to the director’s continued service on our Board through such vesting date.

Director Compensation Table

The following table sets forth information concerning director compensation paid during the year ended December 31, 2017.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	All other compensation ($)	Total ($)
Doug Rippel	9,500	200,000	—	209,500
Chad Faulkner	6,042	200,000	—	206,042
Mike McKnight	5,417	200,000	—	205,417
Chris Masto	7,625	200,000	—	207,625
Karen Winterhof	6,250	200,000	—	206,250
Andrew Frawley	8,083	200,000	—	208,083
Dale E. Williams	8,125	200,000	—	208,125

(1)	The amounts reported in this column represent the prorated fees paid to our non-employee directors after our director compensation policy became effective in December 2017.
(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock units granted in connection with our IPO to our non-employee directors on December 6, 2017, determined under FASB ASC Topic 718, without regard to estimated forfeitures related to service-based vesting conditions. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our directors, which depends on the market value of our common stock on a date in the future.
(3)	The table below shows the aggregate number of restricted stock units outstanding for each non-employee director as of December 31, 2017, whether or not vested.

Name	Aggregate Restricted Stock Units Outstanding as of 12/31/17(1)
Doug Rippel	14,285
Chad Faulkner	14,285
Mike McKnight	14,285
Chris Masto	14,285
Karen Winterhof	14,285
Andrew Frawley	14,285
Dale E. Williams	14,285

(1)	The RSU awards reported in this column vest 50% at our annual meeting to be held in 2018 and 50% at our annual meeting to be held in 2019, subject to each recipient’s continued service with the Company through the applicable vesting date.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

The following table sets forth information regarding the compensation awarded to, earned by or paid to certain of our executive officers during the fiscal years ended December 31, 2017 and December 31, 2016. As an emerging growth company, we have chosen to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act of 1933 (the “Securities Act”), which require compensation disclosure for our principal executive officer and our next two other most highly compensated executive officers. Throughout this proxy statement, these three officers are referred to as our “named executive officers.”

Summary Compensation Table

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Don Gayhardt	2017	760,000	3,935,567	3,419,990	42,685	1,026,000	—	344,613	9,579,014
President, Chief Executive Officer and Director	2016	726,458	461,884	—	11,453	555,788	—	229,443	1,985,026

William Baker	2017	550,000	1,322,946	1,649,998	20,682	275,000	—	101,968	3,944,885
Executive Vice President and Chief Operating Officer	2016	568,750	105,850	—	190,343	268,125	—	117,785	1,250,853

Terry Pittman	2017	422,300	952,617	1,266,888	15,842	211,150	—	80,684	2,968,086
Executive Vice President and Chief Information Officer	2016	419,192	52,194	—	66,837	205,871	—	78,734	822,828

(1)	The amount reported as earned in this column by Mr. Baker in 2016 includes a catch-up payment of $83,333 paid in March 2016 for the increase in Mr. Baker’s base salary from $400,000 to $500,000 that was approved and made effective in May 1, 2015, but not implemented until March 6, 2016.
(2)	The amounts reported as earned in this column represent the following bonuses earned with respect to 2017 by each executive officer:

•	Don Gayhardt. The amounts reported represent (i) a $205,942 bonus representing the final installment of a special bonus declared in 2013 in connection with a special dividend paid to our stockholders, and (ii) bonuses totaling $3,729,625 in the aggregate paid in connection with our notes offering in November 2017 and other special bonuses declared in 2017 in connection with certain dividends paid to our stockholders.

•	William Baker. The amounts reported represent (i) a $27,925 bonus representing the final installment of a special bonus declared in 2013 in connection with a special dividend paid to our stockholders, and (ii) bonuses totaling $1,295,021 in the aggregate paid in connection with our notes offering in November 2017 and other special bonuses declared in 2017 in connection with certain dividends paid to our stockholders.

•	Terry Pittman. The amounts reported represent (i) a $13,597 bonus representing the final installment of a special bonus declared in 2013 in connection with a special dividend paid to our stockholders, and (ii) bonuses totaling $939,020 in the aggregate paid in connection with our notes offering in November 2017 and other special bonuses declared in 2017 in connection with certain dividends paid to our stockholders.

For additional information, please see “—Narrative to Summary Compensation Table—2017 Special Bonus Notices” below.

(3)	Represents the aggregate grant date fair value of restricted stock units or RSUs granted in connection with our IPO to our named executive officers on December 6, 2017, determined under FASB ASC Topic 718, without regard to estimated forfeitures related to service-based vesting conditions. For additional information with respect to RSUs granted during 2017, including a discussion of the assumptions made in such valuation, see Note 12 of our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our named executive officers, which depends on the market value of our common stock on a date in the future.

(4)	Represents the aggregate grant date fair value of options granted to our named executive officers in 2017, determined under FASB ASC Topic 718. With respect to time-vesting options, the grant date fair value was determined using a Black-Scholes option-pricing model. For additional information with respect to options granted during 2017, including a discussion of the assumptions made in such valuation, see Note 12 of our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our named executive officers, which depends on the market value of our common stock on a date in the future.
(5)	The amounts reported as earned in this column represent the cash incentives earned with respect to 2017 by each named executive officer. These amounts were paid in February 2018. For additional information, please see “—Narrative to Summary Compensation Table” below.
(6)	Our named executive officers had no above-market or preferential earnings on deferred compensation during 2017.
(7)	The amounts reported as earned by each named executive officer in this column include the cost of the following perquisites and other benefits received by our named executive officers:

Name	Employer Contributions to our Non- Qualified Deferred Compensation Plan ($)(1)	401(k) Employer Match ($)	Executive Life Insurance ($)	Executive Long Term Disability ($)
Don Gayhardt	342,000	—	1,237	1,378
William Baker	91,667	8,100	825	1,376
Terry Pittman	70,383	8,100	825	1,376

(1)	The amounts reported in this column relate to the employer contributions made to our Non-Qualified Deferred Compensation Plan pursuant to our long-term incentive program. For additional information, please see “—Narrative to Summary Compensation Table—Annual Cash Bonus Program” below.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to our named executive officers reflected in the Summary Compensation Table was provided pursuant to employment agreements, which are summarized below. For a discussion of the severance pay and other benefits to be provided to our named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.

Don Gayhardt. We entered into an amended and restated employment agreement with Mr. Gayhardt, effective as of January 1, 2017, pursuant to which he serves as our President and Chief Executive Officer. The agreement provides for an indefinite term, subject to earlier termination upon death, disability, a termination by the Company or Mr. Gayhardt’s resignation. Pursuant to his employment agreement, Mr. Gayhardt is entitled to a base salary of $760,000, which our compensation committee increased by 3% to $782,800 effective January 1, 2018. Mr. Gayhardt is eligible to earn the following bonuses for each calendar year: (i) a bonus equal to 75% of his base salary if our (a) revenue, less provision for loan losses and (b) EBITDA targets for the year are met, and (ii) an additional bonus in an amount equal to 3% of Mr. Gayhardt’s base salary multiplied by the number of percentage points by which our actual EBITDA for such calendar year exceeds the EBITDA target established by our Board in the annual budget for the applicable fiscal year, up to a maximum of 60% of base salary if our base revenue targets are achieved. During 2017, our target revenue was $840.5 million and our EBITDA target was $184.3 million. Actual revenue for 2017 totaled $963.6 million, while actual EBITDA totaled $232.2 million.

In addition, Mr. Gayhardt is entitled to reimbursements for up to $25,000, per annum, of documented personal life insurance premiums, although he did not utilize this benefit during 2017, and is eligible to participate in the Company’s non-qualified deferred compensation plan on terms consistent with other executives. Mr. Gayhardt’s agreement also provides that we will split the costs for Mr. Gayhardt’s documented expenditures for private aircraft charters for flights taken for business purposes, up to a maximum aggregate reimbursement of $125,000 in each calendar year. For a discussion of Mr. Gayhardt’s severance entitlements pursuant to his employment agreement, see “—Potential Payments Upon Termination or Change in Control” below.

William Baker. We have entered into an employment agreement with Mr. Baker, dated March 5, 2016, pursuant to which he serves as our Executive Vice President and Chief Operating Officer. The agreement provides for an initial term of three years, with automatic renewals for additional one year terms thereafter, unless terminated by either party upon 45 days’ advance written notice prior to the expiration of the applicable term. Pursuant to his employment agreement, Mr. Baker is entitled to a base salary of $550,000, which our compensation committee increased by 3% to $566,500 effective January 1, 2018, and is eligible to earn an annual bonus in an amount equal to 50% of his base salary based on the satisfaction of performance criteria. For a discussion of Mr. Baker’s severance entitlements pursuant to his employment agreement, see “—Potential Payments Upon Termination or Change in Control” below.

Terry Pittman. We have entered into an employment agreement with Mr. Pittman, dated April 10, 2017, pursuant to which he serves as our Executive Vice President and Chief Information Officer. The agreement provides for an initial term of three years, with automatic renewals for additional one year terms thereafter, unless terminated by either party upon 45 days’ advance written notice prior to the expiration of the applicable term. Pursuant to his employment agreement, Mr. Pittman is entitled to a base salary of $422,300, which our compensation committee increased by 3% to $434,969 effective January 1, 2018. In addition, Mr. Pittman is eligible to earn an annual bonus in an amount equal to 50% of his base salary for each calendar year if: (i) our EBITDA targets for the applicable calendar year are met and (ii) he achieves specified non-financial performance objectives. For a discussion of Mr. Pittman’s severance entitlements pursuant to his employment agreement, see “—Potential Payments Upon Termination or Change in Control” below.

Annual Cash Bonus Program

Certain executives designated by us are eligible to participate in the Annual Cash Bonus Program for fiscal year 2017, pursuant to which such executives are eligible to receive a bonus with respect to such year. Each employee’s target bonus is equal to a specified percentage of his base salary, and the actual bonus paid is based on the achievement of certain financial and personal performance objectives for the year. Employees are required to be employed at the time of calculation to receive any portion of the bonus.

Our financial performance objective under the Annual Cash Bonus Program for fiscal year 2017 was based on achieving an Adjusted EBITDA goal of $184.3 million. The target for 2017 was met and an award commensurate with such achievement was paid. Accomplishment of stated individual goals determines the percentage of the yearly bonus to be awarded with respect to personal performance objectives for the year. Not all goals and objectives need to be met to receive a portion of the bonus.

During 2017, each of Messrs. Baker and Pittman were eligible to earn a target bonus under the Annual Cash Bonus Program for fiscal year 2017 equal to 50% of his base compensation. One-half of such bonus was tied to the achievement of CURO’s Adjusted EBITDA goal, and the remaining one-half was tied to the achievement of certain specified personal performance objectives, each of which was subjective in nature. Messrs. Baker and Pittman received a bonus of $275,000 and $211,150, respectively, for achieving company-wide and individual performance goals under the Annual Cash Bonus Program for fiscal year 2017.

In addition, as a general matter, each year, certain participants in the Company’s Annual Cash Bonus Program are eligible to participate in the Company’s annual long-term incentive program. Participants in our long-term incentive program are eligible to earn a target award generally equal to 50% of the actual bonus earned under the Annual Cash Bonus Program. The award value under the Company’s long-term incentive program is distributed as follows: two-thirds of the total award value is paid as employer contributions to our Non-Qualified Deferred Compensation Plan, as described below, and one-third of the total award value is delivered as an equity award. Both the Non-Qualified Deferred Compensation Plan contributions and the equity award under the company’s long-term incentive program are subject to a three year vesting schedule (or such other vesting schedule as may be determined by our compensation committee from time to time). In connection with the long-term incentive program for 2017, in February of 2018 our compensation committee determined that each participant would earn an award equal to 50% of the bonus paid pursuant to the Annual Cash Bonus Program for fiscal year 2017. Two-thirds of such award was delivered in the form of an employer contribution to our Non-Qualified Deferred Compensation Plan, and one-third of such award was delivered in the form of a grant of restricted stock units, both of which are subject to a three year vesting schedule.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, RSU, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1) (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by stockholders(1)	3,493,721	(2)	3.04	(3)	5,983,759	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	3,493,721		—		5,983,759

(1)	Includes the 2017 Employee Stock Purchase Plan (the “ESPP”), the 2017 Incentive Plan and the 2010 EIP, in each case as amended from time to time.
(2)	Represents the aggregate number of shares of common stock associated with outstanding stock options and RSUs under stockholder approved plans. Of these, 1,977,480 represent shares of common stock underlying stock options granted under the 2010 EIP and 1,516,241 represent shares underlying RSUs granted under the 2017 Incentive Plan.
(3)	Represents the weighted average exercise price of outstanding stock options and is calculated without taking into account the shares of common stock subject to outstanding RSUs that become issuable without any cash payment required for such shares.
(4)	The number of shares reported in this column includes only shares remaining available for future issuance under our ESPP and 2017 Incentive Plan. No shares are reserved for future issuance under our 2010 EIP, other than shares issuable upon exercise of equity awards outstanding under the 2010 Plan at the time of our IPO.

Special Bonus Notices

2013 Special Bonus Notices

In 2013, in connection with a special dividend paid to our stockholders, we granted holders of our stock options a cash bonus, or the 2013 Special Bonuses, payable over four years, in each case, subject to the award holder’s continued employment through such date. The value of the aggregate 2013 Special Bonuses granted to each of Messrs. Gayhardt, Baker and Pittman was $2,339,348, $467,825, and $467,825, respectively, and all but $205,942, $27,925 and $13,597, of such bonus amounts had been paid out to each of Messrs. Gayhardt, Baker and Pittman, respectively, prior to 2017. In accordance with their original terms, the final portion of the 2013 Special Bonuses were paid in 2017.

2017 Special Bonuses

On each of May 15, 2017, August 10, 2017 and October 16, 2017, in each case, in connection with a special dividend paid to our stockholders, and in connection with our notes offering on November 1, 2017, we granted holders of our stock options, a cash bonus, a portion of which was payable immediately and the remainder of which was originally payable on the last day of each calendar quarter during 2017 through 2022 following the date of grant, in each case, subject to the award holder’s continued employment through such date, collectively referred to as the 2017 Special Bonuses. Each of our named executive officers was the recipient of each of the 2017 Special Bonuses, and in recognition of our management team’s efforts in connection with our IPO, our Board approved in December 2017, the acceleration and payment in full of all amounts payable to each 2017 Special Bonus recipient, including each of our named executive officers. The aggregate 2017 Special Bonus payments made to each of Messrs. Gayhardt, Baker and Pittman in 2017 was $3,729,625, $1,295,021 and $939,020, respectively. All amounts payable with respect the 2017 Special Bonuses have been paid in full, and no additional amounts are payable with respect to such bonuses.

Incentive Plans, Health and Welfare Plans, and Retirement Plans

2017 Incentive Plan

In connection with our IPO, on November 7, 2017, we adopted the 2017 Incentive Plan. The 2017 Incentive Plan is administered by the compensation committee. Under the 2017 Incentive Plan, the compensation committee may grant an aggregate of 5,000,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance awards (including performance cash awards) and other stock-based awards to our officers, employees, directors and/or consultants. The compensation committee in its discretion determines the terms of each award, including types of awards, vesting schedules, performance metrics and the effect of certain events, such as a change in control.

In the fiscal year ended December 31, 2017, in connection with our IPO, the compensation committee granted RSUs to members of our management team, including each of our named executive officers, under our 2017 Incentive Plan. The RSU grants made in 2017 to our named executive officers vest over a three year period, with one-third vesting on each anniversary of the vesting commencement date, or December 7, 2017, subject to the executive’s continued service with us through each applicable vesting date.

2010 Equity Incentive Plan

Prior to the adoption of the 2017 Incentive Plan, we maintained the 2010 Equity Incentive Plan (the “2010 EIP”). In 2010, our Board approved the 2010 EIP, under which we could grant stock options, restricted shares and other stock-based awards to our key employees, directors and consultants. In connection with our IPO, our Board provided that there would be no future awards granted under the 2010 EIP.

In 2017, in connection with 2016 performance under our long term incentive program for 2016, we granted options to members of our management team, including to each of our named executive officers, under the 2010 EIP. The option grants made in 2017 to our named executive officers vest over a three year period, with one-third vesting on each of December 31, 2017, December 31, 2018, and December 31, 2019, subject to the executive’s continued service with us through each applicable vesting date. For additional information regarding our long term incentive program, please see “—Annual Cash Bonus Program” above.

For a summary of the vesting terms of RSUs and stock options granted to our named executive officers, see “—Outstanding Equity Awards at Fiscal Year End” below.

Non-Qualified Deferred Compensation Plan

In 2015 we adopted our Non-Qualified Deferred Compensation Plan that provides certain of our employees with the opportunity to elect to defer his or her base salary and performance-based compensation, which upon such election, will be credited to the applicable participant’s deferred compensation account. Participant contributions are fully vested at all times. Each deferred compensation account will be notionally invested in one or more investment funds made available by us and selected by the participant. We may make discretionary contributions to the individual deferred compensation accounts, which amount, if any, will be determined annually by us. Company contributions generally vest over a term of three years, however, vesting with respect to company contributions made on behalf of each of our named executive officers will be accelerated upon the occurrence of a “disposition event.” A “disposition event” for these purposes is defined as: (a)(i) the sale of all or substantially all of the assets of the Company and its subsidiaries in a single transaction or series of related transactions whether by liquidation, dissolution, merger, consolidation or sale or (ii) the sale or other transfer of at least a majority of the outstanding shares of our common stock in a single transaction or a series of related transactions, in either case to any person who is not an affiliate of the Company, or of a stockholder thereof, immediately prior to such transaction or transactions, or (b) the effective time of any merger, share exchange, consolidation or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the securities of the Company entitled to vote generally in the election of directors; provided, however, that such sale, transfer or other event described in (a) or (b) results in a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company within the meaning of Section 409A of the Code. Our IPO was not a Disposition Event under our Non-Qualified Deferred Compensation Plan.

Each vested deferred compensation account will be paid out in a lump sum upon a participant’s separation from service with the Company. Each of our named executive officers contributes to our Non-Qualified Deferred Compensation Plan. For a discussion of the employer contributions made to our Non-Qualified Deferred Compensation Plan on behalf of each of our named executive officers with respect to 2017, please see “—Summary Compensation Table,” above.

Health and Welfare Plans

Our named executive officers are generally eligible to participate in our employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of our other employees. Executive employees are provided with company paid life insurance equal to two times base pay, up to $750,000, and company paid long term disability benefits equal to 60% of earnings, up to $15,000 per month.

Tax-Qualified Retirement Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, which contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We match the employee contribution at a rate of 50% of the first 6% of compensation contributed to the plan. Employee contributions vest immediately. Employer contributions vest in full after three years of employment. Each of Messrs. Baker and Pittman contributes to our qualified retirement plan.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control.

Severance Benefits

We have entered into an employment agreement with each of our named executive officers, which provides for certain payments to be made in connection with certain terminations of service. Other than as set forth below, we do not offer or have in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our tax-qualified and non-qualified defined contribution plans).

Don Gayhardt. Mr. Gayhardt’s amended and restated employment agreement provides that if his employment is terminated by us without “cause” or by him for “good reason” (each as defined in the employment agreement), subject to his timely execution of a release of claims, he would be entitled to severance benefits equal to: (i) continued payment of his base salary for a two-year period; (ii) any bonus earned for a completed calendar year, but not yet paid, payable at such times as bonuses are paid; (iii) a pro-rated bonus for the year of termination (based on actual performance), payable at such times as bonuses are paid; (iv) reimbursement for the cost of maintaining his personal life insurance premiums, up to $25,000 per year, for a period of two years; and (v) continued participation in our benefit plans (excluding aircraft charter flight reimbursements) for a period of two years. Upon a termination due to the executive’s death or disability, a termination by the Company for cause, or a resignation without good reason, Mr. Gayhardt is entitled to receive his base salary through the date of termination. Mr. Gayhardt’s agreement subjects him to an indefinite confidentiality provision, an inventions assignment provision and covenants not to compete with us or solicit our employees during the two year period following the termination of his employment with us.

William Baker. Mr. Baker’s employment agreement provides that if his employment is terminated by us without “cause,” by him for “good reason” (each as defined in the employment agreement) or following a non-renewal of his term, subject to his timely execution of a release of claims, Mr. Baker would be entitled to continued payment of his base salary for a twelve month period as severance.

Mr. Baker’s employment agreement subjects him to an indefinite confidentiality provision, an inventions assignment provision and covenants not to compete with us or solicit our employees during the eighteen-month period following the termination of his employment with us.

Terry Pittman. Mr. Pittman’s employment agreement provides that if his employment is terminated by us without “cause,” by him for “good reason” (each as defined in the employment agreement) or following a non-renewal of his term, subject to his timely execution of a release of claims, Mr. Pittman would be entitled to continued payment of his base salary for a twelve month period as severance. Upon a termination due to the executive’s death or disability, the expiration of the term, a termination by the Company for cause, or a resignation without good reason, Mr. Pittman is entitled to receive his base salary through the date of termination. Mr. Pittman’s employment agreement subjects him to an indefinite confidentiality provision, an inventions assignment provision and covenants not to compete with us or solicit our employees during the eighteen-month period following the termination of his employment with us.

Vesting of Outstanding Equity Awards

With respect to any options outstanding under our 2010 EIP, in the event of a “disposition event” prior to a termination of employment, all of the unvested options granted to our named executive officers will become vested. The definition of a “disposition event,” for purposes of each option agreement, is the same as the definition of a “disposition event” set forth in our Non-Qualified Deferred Compensation Plan, described above.

In addition, for grants of awards outstanding under our 2017 Incentive Plan, in the event of a “change in control,” our compensation committee may, in its discretion, provide for the acceleration of the vesting of outstanding awards, cash-out outstanding awards or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced. With respect to any award that is assumed or substituted in connection with a “change in control,” the vesting, payment, purchase or distribution of such award will not be accelerated by reason of the “change in control” for any participant unless the participant’s employment is involuntarily terminated as a result of the “change in control” during the two-year period commencing on the “change in control.”

Non-Qualified Deferred Compensation Plan

We maintain the Non-Qualified Deferred Compensation Plan, the material terms of which are described under “Narrative to Summary Compensation Table,” above. Company contributions to the Non-Qualified Deferred Compensation Plan generally vest over a term of three years, however, vesting with respect to Company contributions made on behalf of each of our named executive officers will be accelerated upon the occurrence of a “disposition event.” A “disposition event” for these purposes is defined above. Each vested deferred compensation account will be paid out in a lump sum upon a participant’s separation from service with the Company. Each of our named executive officers contribute to the Non-Qualified Deferred Compensation Plan.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards to acquire shares of common stock held by each of our named executive officers as of December 31, 2017.

		Option awards					Stock awards
Name	Grant date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)(2)	Incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Don Gayhardt	May 7, 2012(3)	758,052	—	—	2.68	January 1, 2022	—	—	—	—
	March 28, 2016(4)	5,352	2,676	—	3.39	January 1, 2026	—	—	—	—
	March 13, 2017(5)	3,492	6,984	—	8.86	March 13, 2027	—	—	—	—
	December 6, 2017(6)	—	—	—	—	—	244,285	3,439,533	—	—

William Baker	December 9, 2010(7)	56,844	—	—	0.85	January 1, 2019	—	—	—	—
	October 24, 2011(7)	94,752	—	—	2.68	September 1, 2021	—	—	—	—
	March 28, 2016(4)	3,312	1,656	—	3.39	January 1, 2026	—	—	—	—
	June 30, 2016(7)	21,600	86,400	—	3.72	May 1, 2026	—	—	—	—
	March 13, 2017(5)	1,692	3,384	—	8.86	March 13, 2027	—	—	—	—
	December 6, 2017(6)	—	—	—	—	—	117,857	1,659,427	—	—

Terry Pittman	December 9, 2010(7)	151,596	—	—	0.85	January 1, 2019	—	—	—	—
	March 28, 2016(4)	2,688	1,344	—	3.39	January 1, 2026	—	—	—	—
	June 30, 2016(7)	7,200	28,800	—	3.72	May 1, 2026	—	—	—	—
	March 13, 2017(5)	1,296	2,592	—	8.86	March 13, 2027	—	—	—	—
	December 6, 2017(6)	—	—	—	—	—	90,492	1,274,127	—	—

(1)	The option exercise price for grants made prior to our IPO reflects the 36 for 1 stock split approved by our Board on November 7, 2017, in connection with our IPO.
(2)	The market value of the RSU grants has been calculated by multiplying the number of shared underlying the grant by $14.08, the closing price of our Common Stock on December 29, 2017, which was the final date in the fiscal year ended December 31, 2017 on which our Common Stock was traded.
(3)	20% of the options vested on each of the first five anniversaries beginning on January 1, 2012, subject to the option holder’s continued employment through such date.
(4)	Options vest in three equal installments on December 31st of each of 2016, 2017 and 2018, subject to the option holder’s continued employment through such date.
(5)	Options vest in three equal installments on December 31st of each of 2017, 2018 and 2019, subject to the option holder’s continued employment through such date.
(6)	RSUs vest in three equal installments on each anniversary of the vesting commencement date on each of December 7, 2018, December 7, 2019 and December 7, 2020, subject to the holder’s continued employment through such date.
(7)	20% of the options vest on each of the first five anniversaries of the vesting commencement date set forth in the option agreement, subject to the option holder’s continued employment through such date. The vesting commencement date for the options are as follows:

Grant Date	Vesting Commencement Date
December 9, 2010	January 1, 2009
October 24, 2011	September 1, 2011
June 30, 2016	May 1, 2016

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Owned by Principal Stockholders Officers and Directors

The following table sets forth information about the number and percentage of shares of Common Stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding Common Stock as of March 23, 2018, our directors, our named executive officers whose compensation is disclosed in “Executive Compensation” of this proxy statement and all of our directors and executive officers as a group. The ownership percentage is based on the number of shares of our Common Stock issued and outstanding on March 23, 2018, which was 45,561,419.

All of our named executive officers, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205.

	Shares Beneficially Owned
Name and Address	# of Shares	% of Total Common Stock and Voting Power
5% Stockholders
FFL Holders(1)	13,212,000	29.0%
Directors and Named Executive Officers
Chad Faulkner(2)	6,890,667	15.12
Andrew Frawley(3)	7,143	*
Mike McKnight(4)	6,890,667	15.12
Doug Rippel(5)	6,890,667	15.12
Don Gayhardt(6)	796,896	1.75
William Baker(7)	211,800	*
Terry Pittman(8)	169,830	*
Chris Masto(9)	7,143	*
Dale E. Williams(10)	22,143	*
Karen Winterhof(11)	7,143	*
All directors and executive officers as a group (13 persons)(12)	22,028,960	48.35%

*	Represents beneficial ownership of less than 1%.
(1)	Amounts shown reflect 12,504,060 shares of common stock held by Friedman Fleischer & Lowe Capital Partners II, L.P., 239,904 shares of common stock held by FFL Executive Partners II, L.P. and 468,036 shares of common stock held by FFL Parallel Fund II, L.P. or the FFL Holders. The FFL Holders are controlled by Friedman Fleischer & Lowe GP II, LP, their general partner, which may be deemed a beneficial owner of the shares of common stock, with shared voting and dispositive power over such shares. The address of the FFL Holders is c/o FFL Partners, LLC, One Maritime Plaza, Suite 2200, San Francisco, California 94111.
(2)	Consists of (i) 7,143 restricted stock units that vest within 60 days of March 23, 2018, and (ii) 6,883,524 aggregate number of shares of Common Stock held of record by the Exempt Family Trust c/u Leah M. Faulkner 2017 Dynasty Trust (the “Faulkner 2017 Trust I”) and the Exempt Family Trust c/u Chadwick H. Faulkner (together with the Faulkner 2017 Trust I, the “Faulkner Trusts”). Mr. Faulkner is the adviser of the Faulkner Trusts. Mr. Faulkner disclaims beneficial ownership of the shares held by the Faulkner Trusts except to the extent of his pecuniary interest therein.
(3)	Consists of 7,143 restricted stock units that vest within 60 days of March 23, 2018.

(4)	Consists of (i) 7,143 restricted stock units that vest within 60 days of March 23, 2018, and (ii) 6,883,524 shares of Common Stock held of record by McKnight Holdings, LLC. Mr. McKnight is the sole member of McKnight Holdings, LLC.
(5)	Consists of (i) 7,143 restricted stock units that vest within 60 days of March 23, 2018, and (ii) 6,883,524 shares of Common Stock held of record by Rippel Holdings, LLC. Mr. Rippel is the sole member of Rippel Holdings, LLC.
(6)	Consists of 766,896 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of March 23, 2018.
(7)	Consists of 199,800 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of March 23, 2018.
(8)	Consists of 169,830 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of March 23, 2018.
(9)	Consists of 7,143 restricted stock units that vest within 60 days of March 23, 2018.
(10)	Consists of 7,143 restricted stock units that vest within 60 days of March 23, 2018.
(11)	Consists of 7,143 restricted stock units that vest within 60 days of March 23, 2018.
(12)	Consists of (i) 22,028,960 shares held by the current directors and executive officers, (ii) 1,242,390 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of March 23, 2018 and (iii) 49,998 shares subject to restricted stock units that vest within 60 days of March 23, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

We maintain a policy applicable to our transactions with “related parties,” which we define to include our executive officers, directors and nominees for director, any immediate family member or affiliated entity of any of our executive officers, directors or nominees for director and any person (and his or her immediate family members and affiliated entities) or entity (including affiliates) that is a beneficial owner of 5% or more of any class of our outstanding voting securities. Pursuant to this policy, an appropriate committee of our Board must approve the terms, arrangements and policies of, and provide ongoing oversight over, all transactions with a related party in which the amount involved exceeds $120,000. This committee, which may be our audit committee, will consist of directors independent from the related party in question. In conducting its initial and ongoing reviews, the committee will take into account, among other factors it deems appropriate, the terms of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-party’s interest in the transaction, the qualifications and performance of the related party and other business considerations that would be applied to similar arrangements with unaffiliated parties. To perform its ongoing review of related party transactions, the committee will meet to discuss and review the relevant transaction at least once every twelve months. All of our directors, executive officers and employees will be required to report to an appropriate committee of our Board any such related-party transaction. Under the policy, if we should discover related-party transactions that have not been approved, this committee will determine the appropriate action, including ratification, rescission or amendment of the transaction. A copy of our related-party transactions policy is available on our website.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Related Party Transactions

Services Provided by Ad Astra

We contract the services of Ad Astra Recovery Services, Inc. (“Ad Astra”), which is owned by the Founder Holders. Ad Astra is our exclusive provider of third-party collection services for our U.S. operations. Generally, once loans are between 91 and 121 days delinquent we refer them to Ad Astra for collections. Ad Astra earns a commission fee equal to 30% of any amounts they successfully recover (as well as reimbursement for any third party legal work incurred in connection with its collection activities). We settle payments Ad Astra collects on our behalf, net of commissions payable to Ad Astra on a one month lag.

Operating Leases

We have entered into several operating lease agreements for our corporate office, collection office and stores in which we operate, with several real estate entities that are related through common ownership.

We are party to lease agreements and arrangements with Mr. Rippel, CDM Development LLC, Dimensions Real Estate Group LLC, Foresome Real Estate LLC and Summit Real Estate LLC pursuant to which we lease corporate offices and stores. The aggregate annual base rent pursuant to the terms of these agreements is approximately $3.1 million per year, and the leases have an average term of five years with two renewal options, each for an additional five-year term. Mr. Rippel is a co-founder of the Company, serves as our Executive Chairman of our Board and holds approximately 18% of the outstanding Common Stock of the Company. CDM Development LLC, Dimensions Real Estate Group LLC, Foresome Real Estate LLC and Summit Real Estate LLC are each entities owned by one or more of the Founder Holders.

12.00% Senior Secured Notes Placement

On February 15, 2017 we issued $470.0 million aggregate principal amount of 12.00% Senior Secured Notes. $6.0 million of these notes were privately placed by us directly with Messrs. Rippel and McKnight. The notes issued to these members of our Board contain the same terms as those issued to other investors in the offering.

Amended and Restated Investors Rights Agreement

In connection with the completion of our IPO, we entered into an amended and restated investors rights agreement with certain of the current holders of our Common Stock, including the Founder Holders and Freidman Fleisher & Lowe Capital Partners II, L.P. (and its affiliated funds) (collectively, the “principal holders”). Pursuant to the amended and restated investors rights agreement, we agreed to register the sale of shares of our Common Stock held by the principal holders under certain circumstances.

Demand Rights. At any time after the 180-day lock-up restriction entered into in connection with our IPO by our principal holders terminates and subject to certain limitations, including those described below, any principal holder who beneficially owns at least 8% of our then-outstanding Common Stock may make a written request that we prepare and file a registration statement under the Securities Act registering the offer and sale of shares of its Common Stock. Once we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. Generally, we are required to file a demand registration statement on Form S-1 within 90 days of a written request and to file a demand registration statement on Form S-3 within 30 days of a written request.

We are not required to effect any demand registration in which the amount of Common Stock to be registered has an anticipated aggregate public price of less than $10 million (in the case of a registration on Form S-1) or $5 million (in the case of a registration on Form S-3). In addition, the Company is not required to effect a demand registration on Form S-1 if the Company has already effected three registrations in response to a demand by such party or if the Company has effected a registration on Form S-1 in the prior twelve months, or effect a demand registration on Form S-3 if the Company has effected a registration on Form S-3 in response to a demand by such party in the prior six months.

Piggyback Rights. Subject to certain exceptions, any time we propose to register any of our Common Stock for public sale, whether or not for our own account, we must notify each principal holder of such proposal and, if applicable, permit them an opportunity to include shares of their Common Stock in such registration.

Expenses. We will pay all reasonable expenses incident to our performance of the registration rights described above, including certain reasonable fees and disbursements (not including underwriting discounts and commissions).

Certain Conditions and Limitations. The registration rights described above are subject to certain conditions and limitations, including the right of the underwriters of an underwritten offering to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances.

Indemnification. In certain circumstances we will indemnify, to the extent permitted by law, each principal holder, and each underwriter, if any, and certain other persons against claims arising in connection with any prospectus or other similar or incident document, or any violation or alleged violation of applicable securities laws, rules or regulations by us in an offering that includes Common Stock being sold by a participating holder. Similarly, each such principal holder will, if Common Stock held by such principal holder is included in the securities to be registered, indemnify us, each underwriter, if any, each other principal holder and certain other persons, against similar claims arising in connection with and to the extent made in reliance upon and in conformity with written information furnished by such principal holder and stated to be specifically for use in any such prospectus or document.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no material proceedings adverse to us or any of our subsidiaries in which any of our directors, director nominees or executive officers or their affiliates or associates, or any owner of record or beneficially of more than 5% of any class of our Common Stock or their affiliates or associates, is a party adverse to us or in which any such person has an interest that is materially adverse to us or any of our subsidiaries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our Common Stock to file with the SEC reports of their initial ownership and changes in their ownership of our Common Stock and other equity securities. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that for the year ended December 31, 2017 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act.

OTHER MATTERS

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

ANNUAL MEETING OF SHAREHOLDERS OF

CURO GROUP HOLDINGS CORP.

April 24, 2018

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.astproxyportal.com/ast/21885

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

∎	20230000000000001000 9			042418

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors :				2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2018.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Donald F. Gayhardt Class I Director
O Michael McKnight Class I Director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

☐	◾

CURO GROUP HOLDINGS CORP.

Proxy for Annual Meeting of Shareholders on April 24, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David Strano and Vin Thomas and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CURO Group Holdings Corp., to be held April 24, 2018 at the Hyatt Regency Wichita, 400 W. Waterman St., Wichita, KS 67202, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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